January 25, 2023
PERSONAL & CONFIDENTIAL

Marco Ferri
VIA EMAIL: [*]

RE: Confirmation of Employment Terms
Dear Marco:
Thank you for your ongoing contributions to the success of MarketWise, Inc. (together with its subsidiaries, affiliates, and/or successors, the “Company”). We are pleased to confirm the following terms and conditions of your continued employment with the Company in this letter agreement (“Letter Agreement”), effective as of the date first written above (“Effective Date”).
•Title and Reporting Relationship. As Chief Corporate Development Officer, you will report to the Chief Executive Officer of MarketWise.

•Base Salary. Your annualized base salary will continue at $500,000 and is subject to review and adjustment from time to time. Installments will be paid monthly, as is standard practice for partners of the business. You will continue to be responsible for all related taxes, including federal and state income tax taxes. As a full-time, salaried, exempt employee you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay.

•Annual Incentive Bonus. Each performance year you will be eligible to receive an annual discretionary incentive bonus (the “Annual Incentive Bonus”) composed of cash and/or equity awards for the services you render under this Letter Agreement. The cash payment and/or equity award amount of the Annual Incentive Bonus, if any, will be determined by the Company’s Board of Directors (the “Board”) or its designated Committee in its sole discretion, based on your individual performance and the Company’s performance. Your Annual Incentive Bonus will be based on certain incentive target amounts and criteria established by the Board or its designated Committee for the applicable performance year. You shall continue to be compensated according to the formulas and timelines outlined in your most recent employment agreement (Effective July 30, 2018) for any transactions you brought to the company, including [*].

The related Acquisition Schedule for [*] is attached.

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Discretionary bonuses may be reduced or offset by amounts earned under the formulas of your prior employment agreement, as applicable.

You will continue to be responsible for all related taxes, including federal and state income tax taxes.

Equity awards will be granted under the Company’s 2021 Incentive Award Plan.

•Severance Plan. Subject to the approval of the Board or its designated Committee, you will be eligible to participate in the MarketWise, Inc. Executive Severance Plan (the “Severance Plan”), a copy of which is enclosed. The terms and conditions of the Severance Plan will govern your eligibility for, and entitlement to, severance benefits.
•Indemnification Agreement. You will be covered as an indemnitee under the indemnification agreement entered into by members of the Board and Company officers, and you will be covered as an insured under the contract of directors and officers liability insurance that insures other members of the Board and Company officers.
•Standard Benefits and Paid Time Off. You will be eligible to participate in all benefits which the Company makes generally available to its working partners in accordance with the terms and conditions of the benefit plans, Company policies, and IRS guidelines, including health insurance, dental insurance, vision insurance, paid time off and holidays. The Company reserves the right to modify or cancel any or all of its benefit programs at any time.
•Expenses. During your employment, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices.
•At-Will Employment Relationship. Your employment is not for any fixed period of time, and it is terminable at-will. Thus, either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without advance notice. The at-will nature of your employment may only be modified in a writing signed by you and an authorized representative of the Company. Although not required, the Company requests that you provide at least four weeks’ advance written notice of your resignation, to permit you and the Company to arrange for a smooth transition of your workload and attend to other matters relating to your departure.
•Conditions. Your employment with the Company is contingent upon satisfactory results of any background check that may be performed from time to time pursuant to your written authorization. You agree to assist as needed, and to complete any documentation at the Company’s request, to meet these conditions.

Baltimore, Maryland	Delray Beach, Florida	Tampa, Florida	Arlington, Virginia

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•Company Policies. You will be required to abide by all applicable Company policies, procedures, and guidelines that are in effect, and from time to time you will be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies, procedures, and guidelines.
•Miscellaneous.
oDuring your continued employment, you will devote your full-time best efforts and business time and attention to the business of the Company. You will not participate in any activities that will interfere with your employment or present a conflict of interest, unless such participation is specifically permitted in a writing signed by an authorized representative of the Company.
oThis Letter Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor. You may not assign your rights or obligations under this Letter Agreement to another entity or person.
oThis Letter Agreement, together with the Severance Plan, constitutes the entire understanding and agreement regarding the terms and conditions of your continued employment by the Company. It supersedes all prior negotiations, communications, understandings, and agreements (whether written or oral) relating to the subject matter contained herein or therein, including, without limitation, that certain Employment Agreement made between you and S&A Holdings (2013), LLC effective July 30, 2018, or any other prior employment agreements.
oThe terms of this Letter Agreement cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this Letter Agreement), without a written modification signed by you and an authorized representative of the Company. For purposes of construction of this Letter Agreement, any ambiguity shall not be construed against either party as the drafter.
oThe terms of this Letter Agreement are governed by the laws of the State of Maryland without regard to conflicts of law principles.
oIf any provision of this Letter Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Letter Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

Baltimore, Maryland	Delray Beach, Florida	Tampa, Florida	Arlington, Virginia

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oThis Letter Agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals.
Please acknowledge your acceptance of the terms of this Letter Agreement and the Severance Plan by signing where indicated below.
Thank you again for your service and continued commitment to MarketWise.
Sincerely yours,

/s/ Stephen Sjuggerud
Stephen Sjuggerud, PhD.
Chief Executive Officer

ACKNOWLEDGED AND AGREED:
/s/ Marco Ferri
Marco Ferri

1/25/2023
Date

Baltimore, Maryland	Delray Beach, Florida	Tampa, Florida	Arlington, Virginia

EXHIBIT A – Acquisition Schedule

Name of Target Entity: [*]

Date of Acquisition Transaction: [*]

Target Entity’s Anticipated Enterprise Value on Date of Closing: [*]

Anticipated Purchase Price: [*]

Maximum Acquisition Transaction Performance Bonus: [*]

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